SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-122970
UNDER THE SECURITIES ACT OF 1933

Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-34955	391726871
(Commission File Number)	(IRS Employer Identification No.)

25 West Main Street
Madison, Wisconsin 57303
800-252-8982
(Address, including zip code, and telephone number, including area code, of principal executive offices)

2004 Equity Incentive Plan
(Full Title of the Plan)

Chris M. Bauer
President, Chief Executive Officer and Director
25 West Main Street
Madison, Wisconsin 57303
800-252-8982
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non−accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b−2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if smaller reporting company)	☐	Smaller reporting company	☒

EXPLANATORY NOTE – TERMINATION OF REGISTRATION

This Post-Effective Amendment is filed to terminate the following Registration Statement on Form S-8 (the "Registration Statement"):

•
Registration No. 333-122970, originally filed with the Securities and Exchange Commission (the "Commission") by the Registrant on February 23, 2005, for the registration of up to 921,990 shares of the Registrant's common stock, par value $0.10 per share (the "Legacy Common Stock") under the Registrant's 2004 Equity Incentive Plan.

As previously disclosed, on September 27, 2013 (the "Effective Date") all of the shares of the Registrant's Legacy Common Stock, including any of the shares of Legacy Common Stock registered under the Registration Statement and offered for sale under the related plan which were outstanding on such Effective Date, were cancelled for no consideration in connection with the consummation and effectiveness of the Registrant's "pre-packaged" plan of reorganization in connection with the Registrant's voluntary petition for relief (the "Chapter 11 Case") filed on August 12, 2013 under the provisions of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., in the United States Bankruptcy Court for the Western District of Wisconsin (the "Bankruptcy Court").  The Chapter 11 Case is being administered in the Bankruptcy Court under the caption "In re Anchor BanCorp Wisconsin Inc.," Case No. 13-14003-rdm.

No shares of Legacy Common Stock remain issued and outstanding and no additional shares of Legacy Common Stock will be offered or sold pursuant to the Registration Statement after the date hereof.  The purpose of this Post-Effective Amendment is to remove and withdraw from registration all such shares of Legacy Common Stock registered under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on this 29th day of November, 2013.

ANCHOR BANCORP WISCONSIN INC.

Date: November 29, 2013	By:	/s/ Chris M. Bauer
		Name:	Chris M. Bauer
		Title:	President, Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Chris M. Bauer and Mark D. Timmerman, and each of them with full power to act without the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Post-Effective Amendment to the Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement have been signed by the following persons in the capacities and on the date(s) indicated:

Signature:	Capacity:	Date:

/s/ Chris M. Bauer	President, Chief Executive Officer and Director	November 29, 2013
Chris M. Bauer

/s/ David Omachinski	Director, Chairman of the Board	November 29, 2013
David Omachinski

/s/ Pat Richter	Director	November 29, 2013
Pat Richter

/s/ Richard Bergstrom	Director	November 29, 2013
Richard Bergstrom

/s/ Holly Cremer-Berkenstadt	Director	November 29, 2013
Holly Cremer-Berkenstadt